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Exhibit 10.1

                          Employment Agreement


   This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this 18th day of September 1995 (the "Effective Date"), by and between The Ryland Group, Inc., a Maryland corporation (the "Company"), and Michael D. Mangan (the "Executive").

   WHEREAS, the Company desires to retain the employment of the Executive as the Company's Chief Financial Officer, and the Executive desires to serve the Company in such capacity; and

   WHEREAS, the parties hereto desire to set forth their agreement with respect to the terms and provisions of the Executive's employment with the Company as the Company's Chief Financial Officer.

   NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Term of Employment
   The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of the Effective Date of this Agreement, as indicated above; subject, however, to earlier termination as expressly provided herein.

   The initial three (3) year period of employment automatically shall be extended for one (1) additional year at the end of the initial three (3) year term, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial three (3) year period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least three (3) months prior to the end of such initial period or successive term.

   In the event such notice of intent not to renew is properly delivered, this Agreement, along with all corresponding rights, duties, and covenants, automatically shall expire at the end of the initial period or successive term then in progress.

   However, regardless of the above, if at any time during the initial period of employment, or successive term, a Change-in-Control of the Company occurs (as defined in Article 7 herein), then the term of this Agreement shall be the longer of: (a) two (2) years beyond the month in which the effective date of such Change-in-Control occurs; or (b) the term as otherwise provided in this
Article 1.

Article 2. Position and Responsibilities
   During the term of this Agreement, the Executive agrees to serve as Chief Financial Officer of the Company and as a member of the



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Company's Board of Directors if so elected. In his capacity as Chief Financial
Officer of the Company, the Executive shall report directly to the Company's Chief Executive Officer, and shall have primary responsibility for formulating financial policy and plans and providing overall direction for the accounting, tax, insurance, budget, credit, treasury and information systems functions of the Company. The Executive shall have the same status, privileges, and responsibilities normally inherent in such capacities in corporations of similar size and character.

Article 3. Standard of Care
   During the term of this Agreement, the Executive agrees to devote substantially his full time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, subject to Section 9.1 herein, the Executive may serve as a director of other companies so long as such service is not injurious to the Company. The Executive covenants, warrants, and represents that he shall:

   (a) Devote his full and best efforts to the fulfillment of his employment obligations; and

   (b) Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.

   This Article 3 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

Article 4. Compensation
   As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

   4.1 Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board's designee provided; however, that such Base Salary shall not be less than $275,000 per year. This Base Salary shall be paid to the Executive in equal biweekly installments throughout the year, consistent with the normal payroll practices of the Company.


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The Executive's Base Salary shall be reviewed at least annually during the term of this Agreement to ascertain whether, in the judgment of the Board or the Board's designee, such Base Salary should be increased, based primarily on the performance of the Executive during the year and on the then current rate of inflation. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

   4.2 Annual Bonus. The Executive's targeted cash bonus under the Company's annual bonus program (the "Bonus") shall not be less than 75 percent of the
Executive's Base Salary.   Except as otherwise provided in Article 6 and 7
hereof, any Bonus earned under the program shall be payable to the Executive in cash within sixty (60) days after the end of each fiscal year of the Company during the term of this Agreement, commencing with the fiscal year ending December 31, 1995.

   4.3 Incentive Programs. The Executive shall participate in such stock option, incentive, and performance award programs as are made available generally to executives of the Company. With respect to any such program, the Company shall provide the Executive with the opportunity to earn an award at a level which is commensurate with the opportunity typically offered to executives having the same or similar duties and responsibilities as the Executive at companies similar in size and in character to the Company; provided, however, that the Executive's opportunity shall be at least equal to the highest level provided to any Senior Vice President of the Company.

   4.4 Retirement Benefits. The Company shall provide to the Executive participation in all Company qualified defined benefit and defined contribution retirement plans (if any), subject to the eligibility and participation requirements of such plans.

   4.5 Employee Benefits. The Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Executive's position, subject to the eligibility requirements and other provisions of such arrangements. Such benefits shall include, but not be limited to, split-dollar and group term life insurance, comprehensive health and major medical insurance, dental and short-term and long-term disability.

   4.6 Perquisites. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other similarly situated executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder. Without limiting the generality of the foregoing, the Company shall provide to the Executive a Personal Health and Services Allowance having a total annual value at least equal to five percent (5%) of the Executive's Base Salary.


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   4.7 Right to Change Plans. By reason of Sections 4.3, 4.4, 4.5, and 4.6 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

Article 5. Expenses
   The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which the Executive's participation is in the best interest of the Company.

Article 6. Employment Terminations
   6.1 Termination Due to Retirement or Death. In the event the Executive's employment is terminated while this Agreement is in force by reason of Retirement (as defined under the then established rules of the Company's tax-qualified retirement plan) or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect. Upon the effective date of such termination, the Company's obligation under this Agreement to pay and provide to the Executive the elements of pay described in
Article 4 herein shall immediately expire, except to the extent that the benefits described in Sections 4.4 and 4.5 continue after Retirement under the terms of the benefit plans and programs which apply generally to the Company's executives, and except that the Executive shall receive all other rights and benefits that he is vested in pursuant to other plans and programs of the Company. In addition, the Company shall pay to the Executive (or the Executive's beneficiaries, or estate, as applicable), a pro rata share of his Bonus for the fiscal year in which employment termination occurs, based on the results of the Company for such fiscal year. This pro rata Bonus amount shall be determined by multiplying the Bonus which otherwise would apply for such full fiscal year by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of employment termination and the denominator of which is the total number of days in such fiscal year. The pro rata Bonus shall be paid within sixty (60) days of the end of such fiscal year.

   6.2 Termination Due to Disability. In the event that the Executive becomes Disabled (as defined below) during the term of this Agreement and is, therefore, unable to perform his duties herein for more than one hundred twenty (120) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of one hundred twenty
(120) calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement. However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.



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   A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon such effective date, the Company's obligation to pay and provide to the Executive the elements of pay described in Article 4 herein shall immediately expire, except to the extent that the benefits described in Sections 4.4 and 4.5 continue after Disability under the terms of the benefit plans and programs which apply generally to the Company's executives, and except that the Executive shall receive all rights and benefits that he is vested in pursuant to other plans and programs of the Company. In addition, the Company shall pay to the Executive a pro rata share of his Bonus for the fiscal year in which employment termination occurs, based on the results for such fiscal year, determined as provided in Section 6.1 herein. The pro rata Bonus shall be paid within sixty (60) days of the end of such fiscal year.

   The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Article 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.

   It is expressly understood that the Disability of the Executive for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

   6.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving the Board of Directors of the Company written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination.

   Upon the effective date of such termination, following the expiration of the ninety (90) day notice period, the Company shall pay the Executive his full Base Salary, at the rate then in effect as provided in Section 4.1 herein, through the effective date of termination, plus all other benefits to which the Executive has a vested right to at that time (for this purpose, the Executive shall not be paid any Bonus with respect to the fiscal year in which voluntary termination under this Section 6.3 occurs). In the event



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that the terms and provisions of Section 6.6 or Article 7 herein do not apply to such termination, the Company and the Executive thereafter shall have no further obligations under this Agreement. However, in the event the terms and provisions of Section 6.6 or Article 7 herein apply, the payments and benefits set forth therein shall apply.

   6.4 Involuntary Termination by the Company Without Cause. At all times other than during a "Change-in-Control Period" (defined in Section 7.4 herein), the Board may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement, or for Cause, by notifying the Executive in writing of the Company's intent to terminate, at least thirty (30) calendar days prior the effective date of such termination.

   Upon the effective date of such termination, following the expiration of the thirty (30) day notice period, the Company shall pay to the Executive a lump-sum cash payment equal to the greater of: (a) the Base Salary then in effect for the remaining term of this Agreement; or (b) eighteen (18) full months of the Base Salary in effect as of the effective date of termination. In addition, the Company shall provide the Executive a continuation of his health and welfare benefits for the longer of: (x) the remaining term of the Agreement; or (y) eighteen (18) full months at the employee rates then in effect. If for any reason the Company is unable to continue health and welfare benefits as required by the preceding sentence, the Company shall either provide equivalent benefits to the Executive or pay to the Executive a lump-sum cash payment equal to the value of the benefits which the Company is unable to provide. Continuation of health benefits under this Section 6.4 will count against, and will not extend, the period during which benefits are required to be continued under COBRA.

   In addition, the Company shall make a prorated payment of the Executive's targeted Bonus for the fiscal year in which termination occurs, calculated based upon the performance of the Company through the end of the month immediately preceding the effective date of the termination. Payment of the Bonus shall be made in cash, in one lump sum, at the same time payment of Base Salary is made pursuant to this Section 6.4. Further, the Company shall pay the Executive all other benefits to which the Executive has a vested right at the time, according to the provisions of each governing plan or program. The Company and the Executive thereafter shall have no further obligations under this Agreement.

   For purposes of this Section 6.4: (i) with respect to the fiscal year in which termination occurs, the Executive shall be given credit under the Company's Long-Term Retirement and Incentive Plan or any successor plan for the portion of the fiscal year in which this Agreement is in effect, and shall be vested pro rata for purposes of prior and current year awards; and (ii) all vested awards under any incentive programs shall be paid notwithstanding any provision of the governing plan or program calling for forfeiture of benefits upon



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termination.  If for any reason the Company is unable to comply with the preceding sentence, the Company shall pay the Executive a lump-sum cash payment equal to the value of the benefits or awards it is unable to vest, pay or give credit for.

   If the Executive's employment is terminated for any of the reasons set forth in Article 7 herein, the Executive shall be entitled to receive the benefits provided in Article 7 herein.

   6.5 Termination For Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause."

   "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment; and shall be defined as the conviction of the Executive for the commission of an act of fraud, embezzlement, theft, or other criminal act constituting a felony under U.S. laws involving moral turpitude; or the gross neglect of the Executive in the performance of any and all material covenants under this Agreement, for reasons other than the Executive's death, Disability, or Retirement. The Company's Board of Directors, by majority vote, shall make the determination of whether Cause exists, after providing the Executive with notice of the reasons the Board believes Cause may exist, and after giving the Executive the opportunity to respond to the allegation that Cause exists.

   In the event this Agreement is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary through the effective date of the employment termination and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement.

   6.6 Termination by Executive for Good Reason. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

   Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in this Section 6.6 (or, in the event of termination for Good Reason within the Change-in-Control Period, the benefits set forth in Section 7.1 herein).

   Good Reason shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:



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   (a)The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status
(including offices, titles, and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

   (b)Without the Executive's consent, the Company's requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive's primary residence as of the Effective Date than is such residence from the Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date;

   (c) A failure by the Company to meet any obligation under Article 4 herein, except as provided in Section 4.7 herein.

   (d) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 11.1 herein.

   Upon a termination of the Executive's employment for Good Reason at any time other than during the Change-in-Control Period, the Executive shall be entitled to receive the same payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.4 herein. The payment of Base Salary and pro rata Bonus shall be made to the Executive within thirty (30) calendar days following the effective date of employment termination. Upon a termination for Good Reason within the Change-in-Control Period, the Executive shall be entitled to receive the payments and benefits set forth in Article 7 herein in lieu of those set forth in this Section 6.6.

   The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

   6.7 Nonrenewal by Company. Upon any termination of this Agreement as a result of a notice of nonrenewal by the Company pursuant to Article 1 hereof, upon the effective date of such termination, the Company shall pay to the Executive a lump-sum cash payment equal to twelve (12) full months' Base Salary then in effect and shall continue the Executive's health and welfare benefits for twelve (12) full months at the employee rates then in effect. If for any reason the Company is unable to continue health and welfare benefits as required by the preceding sentence, the Company shall either provide



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equivalent benefits to the Executive or pay to the Executive a lump-sum cash payment equal to the value of the benefits which the Company is unable to provide. Continuation of health benefits under this Section 6.7 will count against, and will not extend, the period during which benefits are required to be continued under COBRA. In addition, the Company shall pay the Executive's Bonus for the final year within sixty (60) days after the effective date of the termination of this Agreement.

Article 7. Change-in-Control
   7.1 Employment Terminations in Connection With a Change-in-Control. In the event of a Qualifying Termination (as defined below) during a Change- in-Control Period, the Company shall pay to the Executive and provide him with benefits in lieu of the benefits which otherwise would have been payable under this Agreement such that the total benefits payable to the Executive shall be as follows:

   (a)A lump-sum amount equal to three (3) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the effective date of termination;

   (b)A lump-sum amount equal to three (3) times the higher of the Executive's Bonus for the last fiscal year prior to the Change-in-Control or the average annual Bonus paid to the Executive for the last three (3) fiscal years prior to the Change-in-Control;

   (c)An amount equal to the Executive's unpaid Base Salary and pro rata Bonus through the effective date of termination, determined as provided in
Section 6.4 herein; and

   (d)A continuation of health and welfare benefits for three (3) full years from the effective date of termination. If for any reason the Company is unable to continue health and welfare benefits as required by the preceding sentence, the Company shall either provide equivalent benefits to the Executive or pay to the Executive a lump-sum cash payment equal to the value of the benefits which the Company is unable to provide. Continuation of health benefits under this Section 7.1 will count against, and will not extend, the period during which benefits are required to be continued under COBRA. The continuation of these welfare benefits may be discontinued by the Company prior to the end of the three- (3-) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors.

For purposes of this Article 7, a Qualifying Termination shall mean any termination of the Executive's employment or this Agreement, other than a termination: (1) by the Company for Cause; (2) by reason of death, Disability, or Retirement; or (3) by the Executive without Good Reason. Payment of any lump-sum amounts pursuant to this Section



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7.1 will be made within sixty (60) days after the effective date of the termination of the Executive's employment or this Agreement.

   Notwithstanding any other provisions of this Agreement, in the event that the Company delivers a written notice of intent not to renew to the Executive at a time when the Company is aware of a Change-in-Control (or is aware of a proposed transaction which could reasonably be expected to result in a Change-in-Control) or a notice of intent not to renew becomes effective during a Change-in-Control Period but prior to the effective date of a Change-in-Control, the nonrenewal of this Agreement shall be deemed to be an involuntary termination of the Executive's employment without Cause occurring during a Change of Control Period (and in such event, the Executive shall be entitled to receive the payments and benefits set forth in Section 7.1 herein in lieu of the payments and benefits set forth in Section 6.4 herein).

   Notwithstanding any other provision of this Agreement, in the event that the Company delivers a notice of nonrenewal at any time other than as provided in the immediately preceding paragraph, the Executive shall not be entitled to receive the payments and benefits set forth in Section 7.1 herein (but shall remain entitled to receive the payments and benefits set forth in Section 6.4 herein). Further, a notice of nonrenewal delivered by the Executive to the Company shall never result in the Executive's ability to receive the payments and benefits set forth in Section 7.1 herein.

   7.2 Definition of "Change-in-Control." A Change-in-Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

   (a)Any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934) (other than those Persons in control of the Company as of the Effective Date, and other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities
Exchange Act of 1934), directly or indirectly, of securities of the Company representing over thirty percent (30%) of the combined voting power of the Company's common stock then outstanding; or

   (b)During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors (and any new Director, whose election was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so



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approved), cease for any reason to constitute a majority thereof; or

   (c)The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets (except as provided in (iii)); or (iii) a merger, consolidation, share exchange, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, share exchange, or reorganization that would result in the owners of common stock having more than fifty percent (50%) of the combined voting power of the common stock of the Company outstanding immediately prior thereto, continuing to have (either by such stock remaining outstanding or by being converted into common stock of another entity or entities), more than fifty percent (50%) of the combined voting power of the common stock which is outstanding immediately after such merger, consolidation, share exchange, or reorganization.

   However, in no event shall a Change-in-Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change-in-Control by a majority of the nonemployee continuing Directors).

   7.3 Change-in-Control Period. "Change-in-Control Period" shall mean the period of time commencing with the date on which the Company becomes aware of the Change-in-Control or becomes aware of a proposed transaction which reasonably could be expected to result in a Change-in-Control, and ending on the first to occur of: (a) two (2) years after the effective date of the Change-in-Control; or (b) the date on which the proposed transaction no longer is reasonably expected to occur.

   7.4 Limitation on Change-in-Control Benefits. In the event that any of the amounts payable to the Executive by the Company pursuant to the provisions of
Section 7.1 of this Agreement or otherwise would, if made, be nondeductible for Federal income tax purposes under Section 280G of the Internal Revenue Code of 1986, as amended (after application of Section 280G(b)(4)), the amount payable by the Company shall be reduced by the minimum amount necessary to cause the Executive to receive no payments which would be nondeductible by the Company for Federal income tax purposes under Section 280G of the Code. For purposes of determining whether or not payments under Section 7.1 or otherwise would in fact be nondeductible to the Company under Code Section 280G, the following principles and guidelines are agreed to, and, absent contrary mutual agreement, shall be followed: (i) all payments under or in respect of



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supplemental retirement plans, and stock option, bonus, and other incentive compensation plans are intended to represent reasonable compensation for personal services performed by the Executive through the date of termination of the Executive's employment; (ii) if there is an issue as to whether any payments being made to the Executive constitute "parachute payments" under
Section 280G of the Code, and the Company and the Executive cannot agree upon the amount thereof within thirty (30) days after the effective date of the termination of the Executive's employment, the Executive and the Company shall, within forty-five (45) days after the effective date of the termination of Executive's employment, mutually agree upon and appoint a third party arbitrator who shall analyze the issue giving recognition to the foregoing intentions and shall issue a report within thirty (30) days of the appointment stating the arbitrator's best estimate of the amount of "parachute payments" under Code Section 280G, if any, and the report of such arbitrator shall be conclusive and binding on the parties; (iii) the third party arbitrator selected shall be a nationally recognized accounting firm or a management consulting firm specializing in the area of executive compensation, who shall be entitled to engage independent legal counsel for advice with respect to legal matters in connection with the report; (iv) if the parties cannot agree upon a third party arbitrator within the specified forty five- (45-) day time period, an arbitrator shall be selected and appointed by the Chief Judge of the United States District Court for the District of Maryland; and (v) the costs and expenses of the arbitrator, including counsel's fees, shall be borne by the Company. The Executive and the Company agree that each will in all cases file tax returns on a basis consistent with any conclusions reached with respect to the deductibility of amounts under Code Section 280G, and will defend such position to the extent practicable in the event a contrary position is taken by the Internal Revenue Service. The Executive shall be entitled to reimbursement of counsel fees in connection with any such defense as provided in Section 12.1 hereof.

   In the event of any reduction of payments made or to be made to the Executive pursuant to Section 7.1 or otherwise as a result of this Section 7.4, the Executive shall be entitled to select the amount and form of compensation to be reduced or eliminated.

   7.5 Subsequent Imposition of Excise Tax. If, notwithstanding compliance with the provisions of Section 7.4 herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the payments to the Executive is considered to be an "excess parachute payment," subject to the excise tax under Section 4999 of the Code, which was not contemplated to be an "excess parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the payments to maximize the net benefit to the Executive, as provided in Section 7.4 hereof), the Executive shall be entitled to receive a lump-sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under this Section 7.5 is made.

Article 8. Outplacement Assistance
   Following a Qualifying Termination (as defined in Section 7.1 herein) the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the effective date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive's Base Salary as of the effective date of termination.

Article 9. Noncompetition
   9.1 Prohibition on Competition. Without the prior written consent of the
Company: (a) during the term of this Agreement; (b) for twenty-four (24) months following the termination of this Agreement for Cause or expiration or termination of this Agreement as a result of Notice of Nonrenewal by the Executive pursuant to Article 1; and (c) for twenty-four (24) months following the effective date of a termination of this Agreement by the Executive pursuant to Section 6.3, the Executive shall not serve as an employee or officer of any business or enterprise which is both: (1) engaged in the domestic homebuilding business; and (2) is ranked in the top ten, based on annual revenues, of all domestic homebuilders.

   However, the Executive shall be allowed to purchase and hold for investment less than three percent (3%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

   9.2 Disclosure of Information. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

   9.3 Covenants Regarding Other Employees. During the term of this Agreement, and for a period of twenty-four (24) months following the expiration of this Agreement, the Executive agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

   9.4 Specific Performance. The parties recognize that the Company will have no adequate remedy at law for breach by the Executive of the requirements of this Article 9 and, in the event of such breach, the Company and the Executive hereby agree that, in addition to the right to seek monetary damages, the Company will be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of such requirements.

Article 10. Indemnification
   The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement. Nothing herein shall limit or reduce any rights of indemnification to which the Executive might be entitled under the charter or by-laws of the Company or otherwise.

Article 11. Assignment
   11.1 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

   Failure of the Company to obtain the agreement of any successor to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of a Qualifying Termination during a Change-in-Control Period, as provided in Article 7 hereof.

   Except as herein provided, this Agreement may not otherwise be assigned by the Company.

   11.2 Assignment by Executive. The services to be provided by the Executive to the Company hereunder are personal to the Executive, and the Executive's duties may not be assigned by the Executive; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

Article 12. Dispute Resolution and Notice
   12.1 Dispute Resolution. The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or by arbitration.

   If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

   All expenses of such litigation or arbitration, including the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and any prejudgment interest, shall be borne by the Company.

   12.2 Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

Article 13. Miscellaneous
   13.1 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

   13.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

   13.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

   13.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.



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   13.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

   13.6 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

Article 14. Governing Law
   To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Maryland.

   IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of September 18, 1995.
                --------------------

The Ryland Group, Inc.               Executive:


By: /s/ R. Chad Dreier               /s/ Michael D. Mangan
    ------------------               ---------------------
    R. Chad Dreier, President        Michael D. Mangan
       Chairman and CEO

Attest: /s/ Janet Ladd
       -----------------------